                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                     ------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):            SEPTEMBER 16, 1996




                           NRG GENERATING (U.S.) INC.
- -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




          DELAWARE                      1-9208                 59-2076187
- -----------------------------  ------------------------   ---------------------
 (State or other jurisdiction  (Commission File Number)       (IRS Employer
     of incorporation)                                    Identification Number)



 1221 NICOLLET MALL, MINNEAPOLIS, MINNESOTA                              55403
- -------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code    (612) 373-5300
                                                   ----------------------------



- -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

     On September 28, 1994, the registrant (then named O'Brien Environmental Energy, Inc.) filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of New Jersey (the "Court"). On April 30, 1996, the registrant emerged from bankruptcy. The registrant has filed with the Securities and Exchange Commission under cover of Form 8-K the monthly reports which were filed with the Court relating to periods during which the registrant was under the protection of the bankruptcy laws. However, because of the pendency of the bankruptcy proceeding and the related disruptions to the registrant's business and organization, it was necessary for the registrant to delay the preparation of audited financial statements for the fiscal year ended June 30, 1995. Such financial statements have been prepared and the report thereon of the registrant's accountants, Price Waterhouse LLP, dated September 16, 1996, has been issued. This Report on Form 8-K is filed to report such results.

     Particularly in light of the completion of the bankruptcy proceeding and the age of the referenced financial statements, the registrant believes that the following financial statements are not representative of the current financial or operational status of the registrant, and that investors should exercise caution in evaluating such statements. The registrant expects to complete the preparation of its financial statements for the year ended June 30, 1996, in October 1996 and to file its Report on Form 10-K for the year ended June 30, 1996, at the earliest practicable date thereafter. Investors are strongly encouraged to review such Report on Form 10-K in its entirety when it is available and to evaluate the financial statements filed herewith in the context of the more complete and current information which will be included in such filing.

O'Brien Environmental Energy, Inc.
Debtor-in-Possession
Index to Consolidated Financial Statements
June 30, 1995

                                                                                                         PAGE


Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

Financial Statements:
   Consolidated Balance Sheets as of June 30, 1995 and 1994   . . . . . . . . . . . . . . . . . . .       2

   Consolidated Statements of Operations for the Years Ended
    June 30, 1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3

   Consolidated Statements of Stockholders' Equity (Deficit) for the
    Years Ended June 30, 1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . .       4

   Consolidated Statements of Cash Flows for the
    Years Ended June 30, 1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

   Notes to Consolidated Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . .    6 - 41

[PRICE WATERHOUSE LLP LETTERHEAD]


                       Report of Independent Accountants


September 16, 1996

To the Stockholders and Board of Directors of NRG Generating (U.S.) Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of O'Brien Environmental Energy, Inc., Debtor-in-Possession, and its subsidiaries at June 30, 1995, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of O'Brien Environmental Energy, Inc., Debtor-in-Possession, for the years ended June 30, 1994 and 1993 were audited by other independent accountants whose report dated October 7, 1994 expressed an unqualified opinion on those statements and included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. That report also disclosed the voluntary petition filed by the Company for reorganization under Chapter 11 of Federal Bankruptcy Code in the United States Bankruptcy Court on September 28, 1994.

As discussed in Note 1 to the consolidated financial statements, on April 30, 1996, O'Brien Environmental Energy, Inc. was reorganized pursuant to a plan of reorganization submitted by NRG Energy, Inc., the O'Brien Official Committee of Equity Security Holders and Wexford Management Corp., and approved by the Bankruptcy Court for the District of New Jersey on January 18, 1996. As part of the reorganization, NRG Energy, Inc. acquired an approximate 42% equity interest in the reorganized company, renamed NRG Generating (U.S.) Inc.


/s/ Price Waterhouse LLP

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
CONSOLIDATED BALANCE SHEETS
JUNE 30, 1995 AND 1994

(DOLLARS IN THOUSANDS)

                                                                                          1995          1994
                                                          ASSETS
Current assets:
   Cash and cash equivalents                                                         $     4,083   $    5,681
   Restricted cash and cash equivalents                                                    3,563        4,594
   Accounts receivable, net                                                               12,357       12,100
   Receivable from related parties                                                           684          633
   Notes receivable, current                                                                 853          780
   Inventories                                                                             3,610        3,241
   Other current assets                                                                    2,176        3,167
                                                                                     -----------   ----------
           Total current assets                                                           27,326       30,196

Property, plant and equipment, net                                                       151,130      176,514
Equipment held for sale                                                                    3,228        8,458
Project development costs                                                                  1,080        5,126
Notes receivable, noncurrent                                                               1,078        5,026
Notes receivable from officers                                                             -              238
Investments in equity affiliates                                                           3,483        3,175
Excess of cost of investment in subsidiaries over net assets
   at date of acquisition, net                                                             -            1,987
Deferred financing costs, net                                                              1,530        5,269
Other assets                                                                                 893        1,827
                                                                                     -----------   ----------
                                                                                     $   189,748   $  237,816
                                                                                     ===========   ==========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                                                                  $     9,546   $   18,358
   Convertible senior subordinated debentures                                              -           49,174
   Current portion of recourse long-term debt                                              8,751       39,042
   Current portion of nonrecourse project financing                                       85,320       35,830
   Accrued interest payable                                                                7,655        5,145
   Prepetition liabilities                                                                87,743        -
   Short-term borrowings                                                                   1,600        2,386
   Other current liabilities                                                              11,300        5,944
                                                                                     -----------   ----------
           Total current liabilities                                                     211,915      155,879

Recourse long-term debt, net of current portion                                            3,405        7,073
Nonrecourse project financing, net of current portion                                       -          60,310
Deferred income taxes                                                                     15,086       12,808
Other liabilities                                                                            100        1,610
                                                                                     -----------   ----------
                                                                                         230,506      237,680
                                                                                     -----------   ----------
Commitments and contingencies
Stockholders' equity:
   Preferred stock, par value $.01, 10,000,000 shares authorized, none issued
   Class A common stock, par value $.01, one vote per share,
     40,000,000 shares authorized, 13,055,597 issued, 12,965,397
     outstanding in 1995 and 1994                                                            130          130
   Class B common stock, par value $.01, ten votes per share,
     10,000,000 shares authorized, 4,070,770 issued, 3,905,770
     outstanding in 1995 and 1994                                                             39           39
   Minority interest                                                                        -           -
   Additional paid-in capital                                                             41,353       41,353
   Accumulated deficit                                                                   (81,654)     (40,735)
   Other                                                                                    (626)        (651)
                                                                                     -----------   ----------
           Total stockholders' equity (deficit)                                          (40,758)         136
                                                                                     -----------   ----------
           Total liabilities and stockholders' equity (deficit)                      $   189,748   $  237,816
                                                                                     ===========   ==========





   The accompanying notes are an integral part of these financial statements.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

(DOLLARS AND SHARES IN THOUSANDS)

                                                                           1995           1994          1993

Energy revenues                                                       $    74,455    $    62,647   $   65,136
Equipment, sales and services                                              19,639         24,304       18,955
Rental revenues                                                             2,362          5,372        3,636
Revenues from related parties                                               -              -              515
Development fees and other                                                  5,791         14,266        9,450
                                                                      -----------    -----------   ----------

                                                                          102,247        106,589       97,692
                                                                      -----------    -----------   ----------

Cost of energy revenues                                                    46,694         49,961       44,889
Cost of equipment sales and services                                       17,622         21,890       16,431
Cost of rental revenues                                                     2,357          2,730        2,458
Cost of revenues from related parties                                       -              -              452
Cost of development fees and other                                          5,491          9,593        7,520
                                                                      -----------    -----------   ----------

                                                                           72,164         84,174       71,750
                                                                      -----------    -----------   ----------

      Gross profit                                                         30,083         22,415       25,942

Provision for loss on equipment                                            21,640          6,250        -
Selling, general and administrative expenses                               20,320         19,680       21,872
                                                                      -----------    -----------   ----------

      Income (loss) from operations                                       (11,877)        (3,515)       4,070

Involuntary conversion gain                                                 -              6,066        -
Interest and other income                                                   2,587            874          993
Reorganization costs                                                       (8,366)         -            -
Interest and debt expense                                                 (20,583)       (18,013)     (15,696)
                                                                      -----------    -----------   ----------

      Loss before income taxes                                            (38,239)       (14,588)     (10,633)

Provision for income taxes                                                  2,680          1,913        3,078
                                                                      -----------    -----------   ----------

Net loss                                                              $   (40,919)   $   (16,501)  $  (13,711)
                                                                      ===========    ===========   ==========

Net loss per share                                                    $     (2.43)   $      (.98)  $     (.82)
                                                                      ===========    ===========   ==========

Weighted average shares outstanding                                        16,871         16,871       16,821
                                                                      ===========    ===========   ==========





   The accompanying notes are an integral part of these financial statements.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

(DOLLARS IN THOUSANDS)

                                Class A     Class B        Additional                                       Total
                                Common       Common         Paid-in        Accumulated                  Stockholders'
                                 Stock       Stock          Capital          Deficit         Other         Equity
Balance, June 30, 1992         $  126        $ 42         $   39,659       $  (10,221)      $  (201)     $   29,405
Issuance of 94,365 shares of
 Class A common stock upon
 the exercise of stock options      1                            386                                            387

Conversion of 250,000 shares of
 Class B common stock into
 Class A common stock               3          (3)
Currency translation adjustment                                                                (414)           (414)

Other                                                              8                                              8

Net loss                                                                      (13,711)                      (13,711)
                               ------        ----         ----------       ----------       -------      ----------

Balance, June 30, 1993            130          39             40,053          (23,932)         (615)         15,675

Currency translation adjustment                                                                 (36)            (36)

Excess of purchase price over
 predecessor cost of facilities
 acquired                                                                        (302)                         (302)

Stock warrants issued                                          1,300                                          1,300

Net loss                                                                      (16,501)                      (16,501)
                               ------        ----         ----------       ----------       -------      ----------

Balance, June 30, 1994            130          39             41,353          (40,735)         (651)            136

Currency translation adjustment                                                                  25              25

Net loss                                                                      (40,919)                      (40,919)
                               ------        ----         ----------       ----------       -------      ----------

Balance, June 30, 1995         $  130        $ 39         $   41,353       $  (81,654)      $  (626)     $  (40,758)
                               ======        ====         ==========       ==========       =======      ==========





   The accompanying notes are an integral part of these financial statements.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

(DOLLARS IN THOUSANDS)

                                                                            1995         1994          1993
Cash flows from operating activities:
 Net loss                                                               $  (40,919)   $  (16,501)  $  (13,711)
 Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                            9,003        10,550       10,098
    Amortization of goodwill                                                 1,987            98           98
    Amortization of debt discount and deferred financing costs               3,882         1,752          452
    Deferred tax expense                                                     2,278         1,913        3,078
    Project development costs expensed                                       4,418           539        1,782
    Provision for loss on equipment held for sale                            5,655         6,250         -
    Provision for equipment appraisal writedown                             15,985          -            -
    Involuntary conversion gain                                               -           (6,066)        -
    Gain on sale of projects                                                  -             -          (1,691)
    Reserve for uncollectible note receivable                                3,121          -            -
    Bankruptcy professional fees accrued                                     4,415          -            -
    Non-cash litigation costs                                                 -             -             621
    Other                                                                      709         1,527        2,504
    Changes in operating assets and liabilities:
        Accounts receivable                                                   (257)          294        4,424
        Inventories                                                           (369)          805         (766)
        Receivables from related parties                                       (51)          542           97
        Notes receivable                                                       824         1,784         (314)
        Accounts payable                                                    (4,994)       (2,892)         508
        Accrued interest payable                                             6,633          -            -
                                                                        ----------    ----------   ----------

           Net cash provided by operating activities                        12,320           595        7,180
                                                                        ----------    ----------   ----------

Cash flows from investing activities:
 Capital expenditures                                                         (744)       (2,496)      (7,207)
 Capital expenditures and costs to repair Newark Plant                        -          (21,041)      (2,641)
 Insurance proceeds for Newark Plant                                          -           27,000        2,000
 Project development costs                                                    (358)         (529)        (764)
 Proceeds from the sale of projects, net of notes receivable                 1,762         2,000        1,318
 (Deposits into) withdrawals from restricted cash accounts                   1,032           470       (1,856)
 Other                                                                        (676)          622         (437)
                                                                        ----------    ----------   ----------

           Net cash provided by (used in) investing activities               1,016         6,026       (9,587)
                                                                        ----------    ----------   ----------

Cash flows from financing activities:
 Proceeds from long-term debt                                                5,711        15,622       21,816
 Repayments of long-term debt                                              (18,061)      (21,660)     (23,708)
 Proceeds from stock issuances                                                -             -             387
 Net proceeds (repayments) of short-term borrowings                           (785)          187          301
 Principal payments on prepetition debt authorized by the Court             (1,799)         -            -
 Other                                                                        -             (302)        -
                                                                        ----------    ----------   ----------

           Net cash used in financing activities                           (14,934)       (6,153)      (1,204)
                                                                        ----------    ----------   ----------

Net increase (decrease) in cash and cash equivalents                        (1,598)          468       (3,611)
Cash and cash equivalents at beginning of year                               5,681         5,213        8,824
                                                                        ----------    ----------   ----------

Cash and cash equivalents at end of year                                $    4,083    $    5,681   $    5,213
                                                                        ==========    ==========   ==========





   The accompanying notes are an integral part of these financial statements.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

  1.  BUSINESS - LIQUIDITY AND CAPITAL RESOURCES

      O'Brien Environmental Energy, Inc. and its subsidiaries (the "Company") develop, own and operate biogas projects and develop and own cogeneration and waste-heat recovery projects which produce electricity and thermal energy for sale to industrial and commercial users and public utilities. In addition, the Company sells and rents power generation, cogeneration and standby/peak shaving equipment and services.

      On April 30, 1996, O'Brien Environmental Energy, Inc., the parent company, emerged from bankruptcy. The plan of reorganization, approved on January 18, 1996 by the U.S. Bankruptcy Court for the District of New Jersey (the "Court"), awarded NRG Energy, Inc. ("NRG") the rights to acquire a 41.86% equity interest in the Company and generally provided for full and immediate payment of all undisputed prepetition liabilities and included a provision for post-petition interest. The Company was renamed on the April 30, 1996 closing date to NRG Generating (U.S.) Inc. ("NRGG").

      O'Brien Environmental Energy, Inc., the parent company, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the Court on September 28, 1994 to pursue financial restructuring efforts under the protection afforded by the U.S. bankruptcy laws. The decision to seek Chapter 11 relief was based on the conclusion that action had to be taken to preserve its relationships and maintain the operational strength and assets of the Company and to restructure its debt and utilize its assets in a manner consistent with the interests of all creditors and shareholders rather than liquidate to satisfy the demands of a particular group of creditors. The Company continued its normal operations as Debtor-in-Possession during the bankruptcy period but could not engage in transactions outside the ordinary course of business without approval, after notice and hearing, of the Court.

      Under the Chapter 11 bankruptcy proceedings, all parent company ("Debtor") liabilities and claims which existed on the September 28, 1994 filing date were stayed. The Company segregated and reclassified these Debtor liabilities on its balance sheet to "Prepetition Liabilities." Subsequently, the Debtor received approval from the Bankruptcy Court to make payments on certain prepetition obligations including employee wages and expense reports and was also directed to make periodic adequate protection payments on specific secured debt obligations.

      Management concluded that the maximum return to creditors and shareholders could only be accomplished through the sale of an equity interest in the Company or of substantially all of its assets to a third party and focused its reorganization efforts on the implementation of a sale process. After extensive solicitation efforts, two separate third party plans of reorganization

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      were submitted to the Bankruptcy Court. On November 17, 1995, the Company distributed a Master Disclosure Statement urging that creditors and equity security holders vote to accept both plans of reorganization to further enhance recovery. The competitive bidding process extended to the confirmation hearings.

      On January 18, 1996, the Bankruptcy Court confirmed the plan of reorganization (the "Plan") submitted by NRG, the O'Brien Official Committee of Equity Security Holders and Wexford Management Corp ("Wexford") in which NRG would acquire an approximate 42% equity interest in the reorganized company.

      On April 30, 1996, NRG funded approximately $107,418 in accordance with the Plan and acquired a 41.86% equity interest in the Company. The funds were disbursed according to the Plan's terms which generally provided for full payment (or cure/reinstatement) of all undisputed prepetition liabilities including the payment of post-petition interest on most prepetition obligations. The funding also included a $7,500 escrow fund for a prorata direct distribution by NRG to shareholders. Additionally, disbursements were made to certain creditors of subsidiary companies whose obligations were not included in prepetition liabilities and for professional fees incurred during the bankruptcy proceedings. Certain other bankruptcy claims filed with the Court remain in dispute. An escrow fund has been established to fully reserve for these disputed claims. Any remaining funds resulting from the Court disallowing any disputed claims will be disbursed prorata to all allowed non-reinstated creditor claimholders as additional post-petition interest (see Note 32).

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of presentation
      The consolidated financial statements include the accounts of the Company and all significant subsidiaries which are more than 50 percent owned and controlled. Intercompany transactions and unrealized intercompany profits and losses on transactions with equity method investees have been eliminated in consolidation. Foreign subsidiaries with fiscal years ending on March 31 are included in the consolidated financial statements. If events occurred between March 31 and June 30 which materially affect the consolidated financial position or results of operations, they would be reflected in the consolidated financial statements. Investments in less than majority-owned entities are recorded at cost plus equity in their undistributed earnings or losses since acquisition.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Use of estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Prepetition liabilities
      Outstanding and unpaid liabilities of the parent company which existed as of the filing for bankruptcy on September 28, 1994 subject to the Court proceedings are presented separately on the June 30, 1995 balance sheet as prepetition liabilities at amounts expected to be approved by the court as allowed claims.

      Reorganization costs
      Expenses incurred after filing bankruptcy incurred in the Company's reorganization and restructuring efforts have been presented separately in the statement of operations as reorganization costs.

      Revenue recognition
      Energy revenues from cogeneration and biogas projects are recognized as billed over the term of the contract. Profits and losses from sales and rental of power generation equipment, including sales to projects in which the Company retains less than a 100% interest are recognized as the equipment is sold or over the term of the rental. Development fee revenue is recognized on a cost recovery basis as cash is received (without future lending provisions) or as equity interest in the partnership increases, whereby revenues are recognized subsequent to the recovery of all project development costs.

      Inventories
      Inventories, consisting principally of power generation equipment and related parts held for sale are valued at the lower of cost (determined primarily by the specific identification method) or market.

      Property, plant and equipment
      Property, plant and equipment is stated at the lower of cost or appraised fair market value and depreciated using the straight-line method over the estimated useful lives of the assets which range from five to thirty years. Amortization on equipment acquired under capital leases is recognized on a straight line basis over the shorter of the estimated asset life or lease term. Depreciation on equipment held for future projects is not provided until the equipment is placed in service. For income tax purposes, the Company uses a combination of accelerated and straight-line depreciation methods.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)


      Cost of maintenance and repairs is charged to expense as incurred. Betterments and improvements are capitalized. Upon retirement or other disposition of items of plant and equipment, cost of items and related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

      Equipment held for sale
      Equipment held for sale consists of power generation equipment not currently being used in an operating project and is valued at the lower of cost or estimated net realizable value.

      Project development costs
      Project development costs consist of fees, licenses and permits, site testing, bids and other charges, including salary and interest charges incurred by the Company in developing projects. For wholly-owned projects, these costs are transferred to property, plant and equipment upon commencement of construction and depreciated over the contract term when operations begin. For projects structured as partnerships, these costs may be recovered through development cost reimbursements from the partnership or third parties or may be transferred to an investment in the partnership. It is the Company's policy to expense these costs in any period in which management determines the costs to be unrecoverable.

      Deferred financing costs
      Financing costs are deferred and amortized on a straight-line basis over the term of the related financing.

      Recourse long-term debt and nonrecourse project financing
      Recourse long-term debt consists of collateralized long-term debt for which repayment is a general obligation of the Company exclusive of any debt subject to the bankruptcy proceedings. Nonrecourse project financing consists of long-term debt for which repayment obligations are limited to specific project subsidiaries.

      Income taxes
      The provision for income taxes has been calculated using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes payable or paid for the current year and the change in deferred taxes during the year. Deferred taxes result from differences between the tax and financial bases of the Company's assets and liabilities and are adjusted for any changes in the tax rates and laws. Valuation allowances are recorded when it is more likely than not that a tax benefit will not be realized.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Gas swap agreements
      The Company enters into gas swap agreements from time to time to reduce the impact of changes in gas prices on its operating income. The differentials to be paid or received under such agreements are accrued and are recorded as increments or decrements to gas expense.

      Interest rate swap agreement
      The Company has entered into an interest rate swap agreement to reduce the impact of changes in interest rates on certain of its variable rate nonrecourse debt. The differentials paid or received under such agreements are accrued and are recorded as increments or decrements to interest and debt expense.

      Cost in excess of net assets acquired
      Excess of cost of investment in subsidiaries over net assets at the date of acquisition is being amortized by charges to operations on a straight-line basis over twenty-five years. It is the Company's policy to expense excess cost of investment in any period in which management determines these costs to be unrecoverable.

      Net income (loss) per share
      Net income (loss) per share is calculated by dividing net income (loss) by the weighted average shares of common stock and common stock equivalents outstanding. Fully diluted net income (loss) per share is not presented because conversion of the convertible senior subordinated debentures and other common stock equivalents would be antidilutive.

      Foreign currency accounting
      The financial statements of foreign subsidiaries have been translated in accordance with Statement of Financial Accounting Standards No. 52, whereby assets and liabilities are translated at year-end rates of exchange and statements of operations are translated at the average rates of exchange for the year. Currency translation adjustments are accumulated in the other component of stockholders' equity until the entity is substantially sold or liquidated.

      Transaction gains and losses associated with foreign activities are reflected in operations.

      Cash and cash equivalents
      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Concentration of credit risk
      The Company primarily sells electricity and steam to public utilities and corporations on the east and west coasts of the United States under long-term agreements. Also, the Company services, sells and rents equipment to various entities worldwide. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

      The Company invests its excess cash in deposits with financial institutions. Those securities typically mature within ninety days and, therefore, bear minimal risk. The Company has not experienced any losses on these deposits.

  3.  CASH AND RESTRICTED CASH

      Due to restrictions in the Newark and Parlin project financing agreements, $3,520 and $2,346 of cash and cash equivalents at June 30, 1995 and 1994, respectively, is generally available for use only by those projects.

      Additionally, the Company has classified certain cash and cash equivalents that are not fully available for use in its operations as restricted. Restricted cash and cash equivalents relate primarily to debt service reserve accounts for O'Brien (Newark) Cogeneration, Inc. and O'Brien (Parlin) Cogeneration, Inc. (see Note 17) and compensating balances maintained by the Company at financial institutions in connection with lines of credit extended to its United Kingdom subsidiaries (see Note 13).

      Restricted cash and cash equivalents consist of the following:

                                                                 1995        1994
      O'Brien (Newark) Cogeneration, Inc.                      $  3,129    $  1,503
      O'Brien (Parlin) Cogeneration, Inc.                           101       1,701
      United Kingdom subsidiaries                                   241       1,246
      Other                                                          92         144
                                                               --------    --------
                                                               $  3,563    $  4,594
                                                               ========    ========

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

  4.  PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

                                                                                  1995          1994
      Equipment related to energy revenues                                    $  166,044   $   170,346
      Rental equipment                                                            20,806        31,050
      Furniture and fixtures                                                       1,694         1,631
      Land, buildings and improvements                                             2,424         2,329
      Other equipment                                                                469           530
                                                                              ----------   -----------
                                                                                 191,437       205,886
      Accumulated depreciation and amortization                                  (40,307)      (32,630)
                                                                              ----------   -----------
                                                                                 151,130       173,256
      Equipment held for future projects                                          -              3,258
                                                                              ----------   -----------
                                                                              $  151,130   $   176,514
                                                                              ==========   ===========

      Depreciation expense was $8,892, $9,717 and $9,643 in 1995, 1994 and 1993, respectively.

      The Company recorded a charge of $15,985 in the fiscal 1995 fourth quarter to reduce the carrying amount of property, plant and equipment to a lower fair market appraised value. Additionally, the Company reclassified the reduced appraised value of certain equipment held for future projects to equipment held for sale based upon the anticipated implementation of the NRG plan of reorganization.

      Equipment related to energy revenues includes the property and equipment of the Newark and Parlin cogeneration plants and the biogas projects.

      The Newark project consists of a 52 megawatt cogeneration power plant in Newark, New Jersey which commenced operations in November 1990 and is supplying electricity and steam pursuant to 25-year supply contracts. The facility has been financed utilizing nonrecourse project financing (see Notes 17 and 32).

      The Parlin project consists of a 122 megawatt cogeneration power plant in Parlin, New Jersey which commenced operations on June 26, 1991 and is supplying 101 megawatts of electricity pursuant to a 20-year electric supply contract and steam pursuant to a 30-year supply contract. The facility has been financed utilizing nonrecourse project financing (see Notes 17 and 32).

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

 5.   EQUIPMENT HELD FOR SALE

      As part of the Company's debt restructuring program and its efforts to improve both short-term and long-term liquidity, it has actively begun seeking buyers for specific energy equipment not currently being used in an operating project nor critical to the completion of any projects in development. These assets, consisting mainly of gas and steam turbines, are being held for sale in order to raise cash.

      The value of these assets sold in a secondary market is less than if they were incorporated into an internally developed operating project. Accordingly, the Company recorded a noncash charge in the fourth quarter of the fiscal 1994 period in the amount of $6,250 to adjust the carrying value of these assets to an estimated resale value of $8,458 based upon appraisals made by the Company.

      In the fourth quarter of the fiscal year ended June 30, 1995, the Company recorded an additional charge of $5,655 based upon a recent independent appraisal report to further reduce the carrying value to reflect the Company's intent to accelerate the disposal of this equipment.

 6.   NOTES RECEIVABLE

      Notes receivable consist of the following:

                                                                           1995         1994
      Note receivable with interest at 7.25%,
         due August 30, 2003 (a)                                         $   -         $  3,121
      Note receivable, non-interest bearing, due in annual
         installments of $800 through June 1997 (b)                         1,465         2,137
      Other (c)                                                               466           548
                                                                         --------      --------
                                                                            1,931         5,806
      Less current portion                                                   (853)         (780)
                                                                         --------      --------
                                                                         $  1,078      $  5,026
                                                                         ========      ========

      (a) Note receivable associated with the sale of coalbed methane properties in August 1993. Face value of $4,500 discounted by $1,379 in fiscal 1994. In fiscal 1995, an additional discount of $1,166 was recorded to reflect a March 31, 1995 settlement agreement regarding a chargeback obligation. The Company has fully reserved the remaining $1,955 balance at June 30, 1995. Principal and interest payments are due monthly only to the extent of a percentage of net revenues, as defined, generated from the properties only after offset for the chargeback obligation with interest at prime plus 5%, and then only until

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

           the earlier of (1) the note balance is paid in full or (2) 10 years. The Company did not recognize any interest income or amortization of the discount in the fiscal years ended June 30, 1995 or 1994 (see
           Note 7).

      (b) Note receivable associated with the termination of a power purchase contract (see Note 21). The note is collateralized by an irrevocable letter of credit. At June 30, 1995, face value and discount were $1,600 and $135, respectively, assuming an interest rate of 5.95%.

      (c) Notes receivable associated primarily with a direct finance lease relating to power generation equipment.

 7.   COALBED METHANE GAS PROPERTIES NOTE

      In August 1993, the Company entered into an arrangement with an unrelated third party joint venture to sell substantially all proved and unproved coalbed methane gas properties for $6,500. The Company received $2,000 in cash and a production payment note receivable of $4,500. In addition, the Company agreed to contribute up to $800 to complete non-producing wells into commercial wells which was included in other current liabilities at June 30, 1994. The Company discounted the note in fiscal 1994 to an estimated net realizable value in consideration of the Company's plans to monetize the note and accelerate cash flow. Fiscal 1994 development fees and other includes $5,121 of revenues recognized in connection with this sale.

      In May 1994, the joint venture filed a complaint with the American Arbitration Association. The Company subsequently counterclaimed. On March 31, 1995, a settlement agreement was executed with the joint venture to resolve all disputes in which the Company accepted responsibility for $1,166 in cost reimbursement toward completion on non-producing wells with interest at prime plus 5%. The joint venture accepted an assignment of any and all payments due the Company on the note receivable in satisfaction of the obligation until the sums withheld satisfy the obligation plus all accrued interest. Until the obligation plus all accrued interest is satisfied in full, the Company has no rights to the net revenues, as defined, nor can the note receivable be sold, pledged or assigned to any other party. The joint venture is not entitled to look to the Company for the payment of any cost obligations. Only after recoupment of the chargeback obligation, will payment on the note receivable be paid from a percentage of net revenues, as defined, from the coalbed methane properties until the earlier of (1) the note is paid in full or (2) 10 years. At June 30, 1995, the Company has reduced the carrying value of the note by the cost obligation and fully reserved the balance (see Note 6).

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

 8.   PROJECT DEVELOPMENT COSTS

      During the years ended June 30, 1995, 1994 and 1993, the Company determined that certain project development costs should be expensed. The resulting charges, net of any recoveries, of $4,418, $539 and $1,782 for 1995, 1994 and 1993, respectively, are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Fiscal 1995 includes costs of a project determined to be unrecoverable based upon the anticipated implementation of the NRG plan of reorganization.

 9.   NOTES RECEIVABLE FROM FORMER OFFICER

      At June 30, 1995, the Company had notes receivable totaling $238 from a former officer of the Company. The notes are unsecured and bear interest at 8.25% per annum. At June 30, 1995, the Company established a reserve for the notes and accrued interest to reflect a court approved stipulation agreement between the Official Committee of Unsecured Creditors ("the Committee") and the former officer whereby, in consideration of the notes, the former officer agreed to withdraw his claim against the Company and assist the Committee with its prosecution of objections to certain identified disputed claims in the bankruptcy proceedings.

10.   INVESTMENTS IN EQUITY AFFILIATES

      Investment in equity affiliates consists of the following:

                                                                           1995       1994
      Gray's Ferry                                                       $  2,504    $ 2,293
      Artesia                                                                 337        337
      PoweRent Limited                                                        642        438
      Intrag, Joint Venture                                                 -            107
                                                                         --------    -------
                                                                         $  3,483    $ 3,175
                                                                         ========    =======

      Gray's Ferry
      In October 1991, O'Brien (Schuylkill) Cogeneration, Inc. ("O'Brien Schuylkill"), a wholly-owned subsidiary, executed a partnership agreement with Adwin Equipment Company ("Adwin") for the purpose of developing, constructing, owning, maintaining and operating a 150 megawatt natural gas and oil fired cogeneration facility to produce steam and electricity in Philadelphia. The project will consist of two phases to be constructed and operated concurrently. Phase I will consist of the installation and operation of an auxiliary boiler and steam turbine and Phase II will consist of the installation and operation of the gas turbine and heat recovery steam generator along with related equipment.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      In March 1996, Trigen (Schuylkill) Cogeneration, an unrelated party, was admitted to the partnership. O'Brien Schuylkill and Adwin each received a $1,000 admittance fee. Net operating profits and losses will be allocated to the partners, generally equally, based upon the terms and provisions as stated in the partnership agreement. Also in March 1996, the partnership entered into a credit agreement with Chase Manhattan Bank N.A. to finance the construction and equipment for the facility. Pursuant to the credit agreement, the three partners will each contribute $10,000 of additional capital to the partnership. Additionally, the stock of O'Brien Schuylkill was pledged as collateral for the loan.

      NRG and O'Brien Schuylkill entered into a $10,000 credit agreement in March 1996, guaranteed by the Company, to provide funding for this commitment when required (see Note 32).

      Artesia
      The Artesia project consists of a 32 megawatt cogeneration facility in Artesia, California which commenced operations in 1990 and is supplying electricity and steam pursuant to 30-year supply contracts. The project is owned and operated by O'Brien California Cogen Limited, a limited partnership. O'Brien Cogeneration, Inc. II ("Cogen II"), a wholly-owned subsidiary of the Company, is the managing general partner. In addition to its share of the limited partnership's operations, the Company receives annual management fees of approximately $138 and participates in a fuel supply partnership. On April 30, 1996, Cogen II was sold to NRG under the terms of the plan of reorganization (see Note 32).

      PoweRent Limited
      PoweRent Limited, an entity in which a subsidiary of the Company owns a 50% interest, is a United Kingdom company that sells and rents power generation equipment. The remaining 50% of PoweRent is owned by an officer of a wholly- owned United Kingdom subsidiary.

      Intrag, Joint Venture
      Intrag, Joint Venture was formed for the purpose of developing power generation projects and for the manufacture, sale and/or rental of power generation equipment in Pakistan. The Company relinquished its equity interest in the Joint Venture opting instead to participate as an equipment vendor to the project. Under Pakistani law, a Company cannot simultaneously be a vendor and own an equity interest in the same joint venture. Accordingly, the Company expensed its investment in equity affiliate as unrecoverable.

      The Company's investment in equity affiliates has been accounted for using the equity method.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

11.   COST IN EXCESS OF NET ASSETS ACQUIRED

      Excess of cost in investment in subsidiaries over net assets at date of acquisition consists of the following:

                                                                         1995          1994
      Excess of investment in subsidiaries over
       net assets at date of acquisition                               $  2,466      $ 2,466
      Accumulated amortization                                           (2,466)        (479)
                                                                       --------      -------
                                                                       $  -          $ 1,987
                                                                       ========      =======

      Amortization expense amounted to $1,987 in 1995 and $98 in each 1994 and 1993. Included in fiscal 1995 amortization is $1,888 which relates primarily to the unamortized value assigned to an acquired subsidiary's heat recovery technology which management has deemed not realizable.

12.   DEFERRED FINANCING COSTS

      Deferred financing costs at June 30, 1995 relates primarily to nonrecourse debt and consist of the following:

                                                                         1995         1994
      Deferred financing costs                                         $  2,767      $ 7,080
      Accumulated amortization                                           (1,237)      (1,811)
                                                                       --------      -------
                                                                       $  1,530      $ 5,269
                                                                       ========      =======

      Amortization expense amounted to $570 in the fiscal year ending June 30, 1995 which is included in interest and debt expense. Additionally, the Company charged $3,387 of deferred financing costs to reorganization costs to adjust the carrying amount of the parent's prepetition subordinated debentures to the amount approved by the Court as an allowed claim. Amortization expense amounted to $452 in each fiscal year ending June 30, 1994 and 1993 and is included in interest and debt expense in the accompanying consolidated statements of operations.

13.   SHORT-TERM BORROWINGS

      As of June 30, 1995 and 1994, short-term borrowings consist of foreign lines of credit payable to financial institutions bearing interest at foreign (U.K.) short-term rates. Collateral for the lines of credit consists primarily of certain restricted cash balances.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

14.   Prepetition Liabilities

      All liabilities at June 30, 1995 subject to the bankruptcy proceedings have been classified on the balance sheet as prepetition liabilities stated at amounts expected to be approved by the court as allowed claims and consist of the following:

      Subordinated debentures (see Note 16)                          $   49,174
      Recourse debt (see Note 15)                                        30,368
      Prepetition accrued interest                                        5,634
      Accounts payable and accrued expenses                               2,567
                                                                     ----------
                                                                     $   87,743
                                                                     ==========

      During the bankruptcy proceedings, the Company received approval from the Court to make payments on certain prepetition liabilities including employee wages and expense reports incurred prior to the filing. The Court also ordered the Company to make periodic adequate protection payments on certain secured debt obligations and allowed the continuation of payments due on insurance premiums which had been financed prior to September 28, 1994. In addition, the Company has accrued $6,194 for post-petition interest through June 30, 1995 on prepetition liabilities which is included on the balance sheet as a component of accrued interest expense. The NRG plan of reorganization provides for the payment of post-petition interest on primarily all prepetition obligations (see Note
      32).

15.   Recourse Long-Term Debt

      Upon the parent company filing a petition for bankruptcy, all debt subject to compromise was reclassed to prepetition liabilities (see Note
      14). Recourse long-term debt at June 30, 1995 consists of post-petition financing and of all subsidiary long-term recourse debt which is not part of the bankruptcy proceedings.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

                                                                                          1995         1994
      Notes payable, due in monthly installments of principal plus interest at rates ranging from a fixed rate of 7.49% to a rate of 2%
         over prime (prime rate at June 30, 1995 was 9.0%), maturing primarily
         at various dates through December 1999.                                        $ 4,739       $30,481

      Note payable to unrelated third party, due in monthly installments with interest at 12% (a).
                                                                                             -          5,000

      Capital lease obligations, due in monthly installments at rates up to 13.25%, maturing at various dates through December 2000, collateralized by certain energy and rental equipment having a net book
         value of $6,125 at June 30, 1995.                                                7,417         9,134

      Other                                                                                  -          1,500
                                                                                        -------       -------
                                                                                         12,156        46,115

      Less amounts classified as current (b)                                             (8,751)      (39,042)
                                                                                        -------       -------
                                                                                        $ 3,405       $ 7,073
                                                                                        =======       =======

      (a) The Company reclassified a $5,000 current liability to long-term debt at June 30, 1994. The $5,000 repurchase option for the Philadelphia Water Department project reacquired on August 5, 1994 was funded by long-term financing from an unrelated third party in August 1994. The refinancing was reclassified to prepetition liabilities on September 28, 1994 and is collateralized by the common stock of the reacquired subsidiary.

      (b) As a result of defaults under certain of a subsidiary company's loan agreements, the Company reclassified $4,374 out of a long-term classification for a total of $8,751 of its recourse debt as a current liability. Of this amount, approximately $2,383 was triggered by non-payment and the remainder, $1,991, remains reclassified because of the Chapter 11 bankruptcy filing on September 28, 1994.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Scheduled maturities, including impact of defaults, of recourse long-term debt and capital lease obligations, including interest for the next five years and thereafter are as follows:

          YEAR ENDING JUNE 30                   RECOURSE LONG-TERM DEBT            CAPITAL LEASES
              1996                                     $     878                       $  4,621
              1997                                           662                          2,468
              1998                                           753                          1,954
              1999                                         1,240                          -
              2000                                           807                          -
              Thereafter                                     399                          -
      Interest component on
       capital leases                                      -                             (1,626)
                                                       ---------                       --------
                                                       $   4,739                       $  7,417
                                                       =========                       ========

      The Company incurred interest charges, exclusive of interest on nonrecourse project financing, of $9,925, $9,802 and $8,265 in 1995, 1994 and 1993, respectively. Of these amounts $403 and $1,873 were capitalized in 1994 and 1993, respectively. No amounts were capitalized in 1995.

16.   CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

      At September 28, 1994, the debentures were reclassified on the balance sheet to prepetition liabilities (see Note 14). At June 30, 1994, convertible senior subordinated Debentures consisted of the following:

                                                                            1994
      7 3/4% Convertible senior subordinated debentures due in
         March 2002. Conversion price $4.75 per share.                     $11,419

      11% Convertible senior subordinated debentures due in
         March 2010. Conversion price $5.55 per share.                      11,500

      11% Convertible senior subordinated debentures due in
         March 2011. Conversion price $5.46 per share.                     26,255
                                                                          -------
                                                                          $49,174
                                                                          =======

      On August 22, 1994, the trustees for each of the 1987 Debentures, 1990 Debentures and 1991 Debentures (collectively, the "Debentures") delivered acceleration notices to the Company demanding immediate payment of the total principal of $49,174 and past due interest in the amount of $5,231 as of September 20, 1994 based on the following factors:

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)


      - The Board of Directors elected not to make the March 15, 1994 or the September 15, 1994 semi-annual required interest payments on the Debentures which total $5,036. Each semi-annual required interest payment consists of $442, $632 and $1,444 for the 1987 Debentures, 1990 Debentures and 1991 Debentures, respectively.

      - The Company was in default under the 1987 indenture's funded indebtedness covenant (as defined in the 1987 indenture). Such covenant prohibited the Company from incurring or creating any funded indebtedness, if, after giving effect to such incurrence or creation, the total outstanding funded indebtedness of the Company on a consolidated basis would exceed 75% of the sum of consolidated stockholders' equity and funded indebtedness.

      Additionally, the Company was in default under the 1987 indenture, 1990 indenture and 1991 indenture due to defaults on other indebtedness which results in the acceleration of the maturity of at least an aggregate of $1,000, $2,000 and $2,000, respectively, of other indebtedness which is not cured within 60 days, 90 days and 90 days, respectively, after notice to the Company.

      As a result of the losses experienced by the Company, a covenant in the 1990 indenture and 1991 indenture requiring the Company to purchase 7.5% of the outstanding 1990 Debentures and 1991 Debentures if the Company's consolidated stockholders' equity is less than $10,000 at the end of each of any two consecutive fiscal quarters was triggered. Additionally, a covenant in the 1987 indenture requires the Company to purchase 7.5% of the outstanding 1987 Debentures if the Company's consolidated stockholders' equity is less than $7,500 at the end of each of any two consecutive fiscal quarters. The Company was unable to satisfy these default obligations.

      In May 1994, the Company filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission relating to a proposed exchange offering of cumulative senior preferred stock and Class A common shares and warrants for each $1 principal amount of debentures outstanding and a solicitation of consent to certain proposed amendments to the Indentures as well as the waiver of all defaults under the debentures. In June 1994, an amendment to the Registration Statement was filed. Subsequent to such amendment, the Company began discussions with an ad hoc committee (the "Ad Hoc Committee") representing the holders of the debentures and entered into a standstill agreement with the Ad Hoc Committee pursuant to which the Company agreed, among other things, to assist the Ad Hoc Committee in its due diligence efforts. The failure to reach an agreement with the Ad Hoc Committee was one of the factors upon which the Company's decision to file for protection under the Bankruptcy Code was based (see Note 1).

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)


      The Debentures became subject to compromise on the September 28, 1994 bankruptcy filing date. The Court subsequently ruled that the total principal and accrued interest outstanding on September 28, 1994 in the amount of $49,174 and $5,231, respectively, were allowed claims. On April 30, 1996, the debentures were fully funded and paid with post-petition interest in accordance with the NRG plan of reorganization (see Note 32).

      The Form S-4 registration statement was declared abandoned by the Securities and Exchange Commission on March 1, 1996.

17.   NONRECOURSE PROJECT FINANCING

      Nonrecourse project financing consists of the following:

                                                                              1995        1994
      Newark project (a)                                                  $  25,010   $   29,580
      Parlin project (b)                                                     60,310       66,560
                                                                          ---------   ----------
                                                                             85,320       96,140
      Less current portion                                                  (85,320)     (35,830)
                                                                          ---------   ----------
                                                                          $   -       $   60,310
                                                                          =========   ==========

      The nonrecourse project financing agreements contain various covenants, the most restrictive of which are the maintenance of positive working capital, limitation on the payment of dividends or other distributions to the Company and a restriction on additional borrowings by the project subsidiaries.

      At June 30, 1995 and 1994, both the Newark and Parlin projects were in default of the covenant which requires the maintenance of positive working capital. At June 30, 1995, because of the ongoing bankruptcy proceedings of the parent, neither the Newark or Parlin subsidiaries sought waivers from the lenders and accordingly, classified the entire amounts outstanding as short-term debt due to a default of positive working capital.

      On September 26, 1994, the project lenders agreed to waive this covenant at June 30, 1994 through July 1, 1995 for the Parlin project only. The lenders were not willing to provide a similar waiver for the Newark project at June 30, 1994 and, as a result, $25,010 of Newark's nonrecourse debt was reclassified from long-term to short-term debt in fiscal 1994.

      (a) The Newark project financing is an obligation of O'Brien (Newark) Cogeneration, Inc. ("Newark"), a wholly- owned subsidiary of the Company. The project financing was converted from a nonrecourse construction loan to a nonrecourse 12-year term loan in October 1990. On June 6, 1995, Newark executed a Settlement and Restructuring

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

           Agreement (the "agreement") which significantly changed the terms of the loan. Among other things, the agreement allowed monthly predetermined cash distributions to the parent, obligated monthly rather than semi-annual debt payments to the lender, accelerated the maturity date to January 1997 and provided for escalating interest rate margin increases initially at 1.25% effective January 1, 1995 increasing to a maximum 2.75% per annum throughout the remaining term of the loan. The effective interest rate on the loan at June 30, 1995 was 7.37%. Additionally, the agreement designated all cash as restricted and obligated that Newark's monthly "excess cash," as defined, be used to pay off any outstanding bank fees and, thereafter, applied as additional principal payments on the term loan. Previously, the term loan provided for a variable interest rate tied to either LIBOR or the prime rate. During 1995, 1994 and 1993, $2,065, $1,693 and $1,759, respectively, of interest costs were incurred pursuant to the project financing. The sole collateral for the term loan is the common stock of Newark, which has net assets of approximately $40,574 excluding the nonrecourse financing at June 30, 1995.

           On May 17, 1996, the Company entered into a Credit Agreement with a new lender (the "New Agreement"). On May 23, 1996, the Company borrowed $60,000 in the form of a six-month term loan pursuant to the New Agreement and used the proceeds, among other things, to refinance the Newark nonrecourse project finance debt ($19,001 outstanding on that date). On July 11, 1996, the six-month term loan was incorporated into a $155,000 term loan which is a joint and several obligation of both the Newark and Parlin projects (see Note
           32).

      (b) The Parlin financing is an obligation of O'Brien (Parlin) Cogeneration, Inc. ("Parlin"), a wholly-owned subsidiary of the Company. The project financing was converted from a nonrecourse construction loan to a nonrecourse 12-year term loan in December 1990. Through the use of an interest rate swap agreement, $43,389 of the term loan has a fixed interest rate of approximately 11% per annum for a period of 10 years. The Company is exposed to credit loss in the event of nonperformance by the other party to the swap, however, the Company does not anticipate nonperformance. The balance of the loan has a variable interest rate tied to LIBOR or the prime rate unless the Company chooses to fix the interest rate at the prevailing long-term market rates. At June 30, 1995, approximately $16,921 of this loan had a floating rate of 7.37%. During 1995, 1994 and 1993, $6,470, $6,633 and $7,166 of interest costs were incurred pursuant to the term loan which includes $2,050, $3,253 and $3,544 for 1995, 1994 and 1993, respectively, of costs associated with the interest rate swap agreement. The sole collateral for the term loan is the common stock of Parlin which has net assets of approximately $65,610 excluding the nonrecourse financing at June 30, 1995.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

           On June 28, 1996, NRG purchased the outstanding Parlin nonrecourse project debt from the lender ($52,838 outstanding on that date) and paid a $3,100 brokerage fee to terminate the interest rate swap agreement. On July 11, 1996, the Company borrowed $95,000 under the terms of the New Agreement and used the proceeds, among other things, to repay NRG for the funds advanced on June 28, 1996. The New Agreement provides for a $155,000 term loan which is a joint and several obligation of both the Newark and Parlin projects (see Note
           32).

18.   STOCKHOLDERS' EQUITY

      Preferred stock
      The Board of Directors of the Company is authorized to issue shares of preferred stock in one or more series and to determine the rights and preferences of each series (see Note 32).

      Common stock
      Except for voting and conversion privileges, shares of Class A and Class B common stock are identical. Class A stockholders are entitled to one vote per share while Class B stockholders are entitled to ten votes per share. Class B common stock is convertible into Class A common stock on the basis of one share of Class A common stock for each share of Class B common stock (see Note 32).

      All outstanding shares of Class B common stock were owned by III Enterprises, Inc., a company wholly-owned by the former Chairman and Chief Executive Officer of the Company, which had the controlling voting interest in the Company. In October 1993, III Enterprises, Inc. filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. The Class B shares were pledged to one or more principal lenders of III Enterprises, Inc. On July 10, 1995, under a foreclosure sale, Wexford acquired 1,360,000 shares of the pledged Class B common stock from a III Enterprises, Inc. lender. In addition, Wexford was granted a proxy to vote a further 1,360,000 shares of the pledged stock held by the lender. Wexford also acquired 100,000 and 380,000 shares of Class B common stock, respectively, from two separate III Enterprises, Inc. lenders. Prior to these acquisitions, Wexford had owned 178,071 shares of Class A common stock.

      As a result of its acquisition of the pledged Class B common stock, Wexford obtained voting control of the Company and accordingly replaced all Class B directors at an August 8, 1995 meeting of the Board of Directors. The ability of Wexford and/or the Board of Directors to direct the actions of the Company was, however, limited by July 27, 1995 and August 30, 1995 orders of the Court which generally prohibited the board from terminating or directing management authority of the Court appointed Crisis Manager who was acting as Chief Administrative Officer of the Company.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)


      Outstanding shares at June 30, 1995 and 1994 amounted to the following:

                                                     1995            1994
      Class A common stock                       12,965,397       12,965,397
                                                 ==========       ==========

      Class B common stock                        3,905,770        3,905,770
                                                 ==========       ==========

      On April 30, 1996, in accordance with the NRG plan of reorganization, all Class A and Class B common shares of the Company were canceled and exchangeable for a new single class of common shares of NRGG, the reorganized Company. Under the plan, NRGG issued 6,474,814 common shares of which 2,710,357 (41.86%) is owned by NRG and the remaining 3,764,457 shares (58.14%) became issuable to the existing shareholders of the Company. In addition, holders of the Company's Class A and Class B shares became entitled to receive an aggregate $7,500 (approximately $.44 cents per old share) from NRG. The cash distribution is payable to shareholders when the old common shares are submitted to the transfer agent for exchange (see Note 32).

      Minority interest
      On August 5, 1994, the Company reacquired an 83% interest in the Philadelphia Water Department Project by exercising its repurchase option for the common stock of O'Brien (Philadelphia) Cogeneration, Inc. ("OPC") from an unrelated private investor for $5,000. The remaining 17% interest was retained by the private investor represented by 100 shares of OPC Series A preferred Stock, $.01 par value and redeemable by the Company at its option for a price, as defined, equal to 17% of the present value of the projected income stream of the project as set forth in the repurchase agreement. The private investor can also obligate the Company to repurchase all, but not less than all, outstanding OPC Preferred Stock at 60% of the Company's redemption price. The Company's redemption price at June 30, 1995 was approximately $2,084.

      The OPC preferred stock also obligates a quarterly distribution of 17% of the net earnings of OPC, as defined, payable within 50 days of the end of each respective quarter. These distributions amounted to $209 through June 30, 1995 and are reported as interest expense in the consolidated statement of operations (see Note 31).

      Other
      The other component of stockholders' equity includes a foreign currency translation adjustment of ($562), ($587) and ($551) at June 30, 1995, 1994 and 1993, respectively, and treasury stock of $64 at June 30, 1995, 1994 and 1993. Treasury stock is recorded at cost and consists of 90,200 shares of Class A common stock and 165,000 shares of Class B common stock, including 75,000 shares of Class A common stock and 165,000 shares of Class B

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      common stock held by O'Brien Energy Services Company ("OES"), a wholly-owned subsidiary, at the date of its acquisition by the Company.

19.   STOCK OPTIONS

      The Company had several stock option plans for the granting of qualified and/or nonqualified options on Class A common stock to officers, directors and key employees. Under the terms of the NRG plan of reorganization, these stock options were terminated on April 30, 1996. No options were exercised in fiscal 1995 or 1994 nor were any options exercised through the closing date.

20.   BUSINESS INTERRUPTION INSURANCE CLAIMS

      During 1995, 1994 and 1993, energy revenues include $1,035, $1,706 and $6,247 received under net business interruption insurance claims associated with the Newark and Parlin cogeneration plants.

21.   DEVELOPMENT FEES AND OTHER

      In September 1994, the Company sold its rights to develop a 14 megawatt standby electric facility project for $1,762.

      In June 1994, the Company sold its rights to develop a standby/peak shaving project for a $5,000 cash payment which is included in development fees and other income. The costs associated with the development rights were insignificant.

      In August 1993, the Company sold its contractual rights to develop certain coalbed methane reserves. The selling price consisted of a $2,000 cash payment and a production note of $4,500. The Company discounted the note in fiscal 1994 by $1,379 to reflect a lower estimated net realizable value in consideration of the Company's plans to monetize the note and accelerate cash flow. The previously capitalized costs and remaining drilling obligation amounted to approximately $5,100 resulting in no gain on the transaction. A March 1995 settlement agreement resolved a dispute between the Company and the purchaser regarding a chargeback obligation. The Company further discounted the note for the chargeback obligation and fully reserved the balance (see Notes 6 and 7).

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      In December 1992, the Company and a utility entered into an agreement pursuant to which the electric contract previously entered into was terminated for $4,000 from the utility, payable in five annual installments of $800 without interest. The payments are collateralized by a standby letter of credit. The net present value of the $4,000 was determined to be $3,462, assuming an interest rate of 5.95% and is reflected as development fees and other in the accompanying consolidated statements of operations. The associated project development costs amounted to $2,386 which resulted in a net gain of $1,076.

      In December 1992, the Company sold a biogas project located in the United Kingdom for $821, of which $331 was paid pursuant to a promissory note with an interest rate of 8% and is reflected as development and other fees in the accompanying consolidated statements of operations. The associated project development costs amounted to $265, which reflects a $66 discount for early payment offered by the Company.

      In September 1992, the Company sold a 50% interest in a biogas project pursuant to a stock purchase agreement. The remaining 50% interest was sold on June 30, 1993. The aggregate sale price was $625 of which $555 was paid pursuant to a promissory note with an interest rate of 8%. The costs associated with the sale amounted to $267 which resulted in a net gain of $358.

      In June 1992, the Company sold the power purchase, landfill gas and other agreements associated with two biogas projects that were operated by the Company to two unrelated limited partnerships for $323 in cash and $1,725 in notes receivable with interest rates of 9.5% and 10%. In addition, the Company entered into equipment rental agreements with the respective buyers of those projects to lease certain power generation equipment for annual rentals of $185 through December 31, 2002. The leases may be extended for six years at the option of the lessee. Also, the annual rentals may be reduced if equipment is removed from the project sites by the Company in accordance with provisions in the rental agreements. In January 1994, these notes receivable were satisfied for $1,100, which reflects a $202 discount for early payment offered by the Company.

      During 1995, 1994 and 1993 the Company recognized approximately $2,975, $4,015 and $3,989, respectively, of revenues associated with the sale of natural gas to the Artesia project under a fuel management contract. The costs associated with the fuel transactions amounted to $2,975, $4,015 and $3,989, respectively.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

22.   LITIGATION SETTLEMENT COSTS

      In September 1993, the Company and certain subsidiaries and an equity affiliate entered into a settlement agreement with Hawker Siddeley Power Engineering Inc. and related entities, the turnkey contractor for the Hartford cogeneration plant. Pursuant to the settlement agreement, the Company relinquished its 5% general partner interest, paid Hawker $250 and issued a promissory note for $250 to the succeeding general partner, which resulted in a total charge of $1,121 in fiscal 1993, which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

23.   INVOLUNTARY CONVERSION GAIN

      On December 25, 1992, a fire disabled the Newark cogeneration plant. The damage to the plant caused by the fire has been repaired. The plant returned to partial operations in August 1993 and resumed full operation in October 1993. The Newark cogeneration plant generated revenues of $28,908, $23,082 (including net business interruption proceeds of $980) and $19,629 (including net business interruption proceeds of $5,880) in 1995, 1994 and 1993, respectively. The Company received $36,000 from its insurance carrier which covered a substantial majority of the Company's cost of repair and loss of net profits due to business interruption. Additionally, the Company recognized an involuntary conversion gain of $6,066 in fiscal 1994.

24.   INCOME TAXES

      Income (loss) before income taxes consists of:

                                                              1995          1994         1993
      United States                                       $  (38,225) $   (12,657)   $  (10,272)
      Foreign                                                    (14)      (1,931)         (361)
                                                          ----------  -----------    ----------
                                                          $  (38,239) $   (14,588)   $  (10,633)
                                                          ==========  ===========    ==========

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      The income tax provision consists of:

                                                             1995          1994         1993
      Current income taxes:
          Federal                                          $  -          $  -          $  -
          State                                                 402         -             -
          Foreign                                             -             -             -
                                                           --------      --------      --------

          Subtotal                                              402         -             -

      Deferred income taxes
          Federal                                               912
          State                                               1,366
          Foreign                                             -
                                                           --------      --------      --------

          Subtotal                                            2,278         1,913         3,078
                                                           --------      --------      --------

          Total income tax provision                       $  2,680      $  1,913      $  3,078
                                                           ========      ========      ========

      Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A summary of the components of the net deferred tax assets and liabilities follows:

                                                                           1995         1994
      Deferred income tax liabilities:
         Property, plant and equipment                                 $  (20,022)  $   (18,964)
                                                                       ----------   -----------

         Total deferred tax liabilities                                   (20,022)      (18,964)
                                                                       ----------   -----------

      Deferred income tax assets:
         Net operating loss carryforwards                                  25,241        25,235
         Alternative minimum tax credits                                       84           110
         Investment tax credits                                             1,622         1,623
         Miscellaneous                                                      6,848           458
         Valuation allowance                                              (28,859)      (21,270)
                                                                       ----------   -----------

            Total deferred tax assets                                       4,936         6,156
                                                                       ----------   -----------

      Net deferred income tax liabilities                              $  (15,086)  $   (12,808)
                                                                       ==========   ===========

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      The increase in the valuation allowance from 1994 to 1995 is due primarily to the uncertainty of being able to realize more likely than not the benefits associated with loss carryforwards and future net deductible temporary differences generated in 1995 and an increased valuation allowance against the benefits associated with loss carryforwards generated prior to 1995.

      The difference between the provision calculated at the U.S. federal statutory tax rate and the Company's effective tax rate is reconciled below:

                                                             1995          1994         1993
      Income tax (benefit) on the amount at
       federal statutory rate                           $   (13,001)    $  (4,959)    $  (3,615)
      State income taxes                                       (286)          387           282
      Operating income tax losses with no
       current tax benefit (Federal & State)                  2,272         5,759         6,248
      Increase in valuation allowance                         6,233
      Excess liabilities                                      4,000
      Other                                                   3,462           726           163
                                                        -----------     ---------     ---------
      Total income tax provision                        $     2,680     $   1,913     $   3,078
                                                        ===========     =========     =========

      At June 30, 1995, the Company has federal net operating loss carryforwards available to offset future regular taxable income and investment tax credit carryforwards available to offset future regular or alternative minimum federal income taxes payable. These carryforwards expire as follows:

                                                   NET OPERATING               INVESTMENT TAX
                                                       LOSS                        CREDIT
                                                   CARRYFORWARDS                CARRYFORWARDS
      1998                                          $      -                      $     57
      1999                                                 -                           138
      2000                                                 400                         255
      2001                                                 792                         240
      2002                                               2,325                         409
      2003                                               3,733                          82
      2004                                               1,725                         174
      2005                                               5,022                          52
      2006                                              13,396                         215
      2007                                               4,658                         -
      2008                                              15,801                         -
      2009                                              11,869                         -
      2010                                               6,647                         -
                                                    ----------                    --------
                                                    $   66,368                    $  1,622
                                                    ==========                    ========

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      The Company has $36,012 of state net operating loss carryforwards available to offset state taxable income. These carryforwards will expire starting in 1996 and will continue to expire through 2010.

      The Company also has unused net operating loss carryforwards for United Kingdom income tax purposes. Using the exchange rate at June 30, 1995 these loss carryforwards approximated $1,711. For United Kingdom tax purposes, these losses can be carried forward and can be used to offset future taxable income. However, due to the uncertainty of their ultimate realization, the Company has established a full valuation allowance against the benefits associated with these loss carryforwards.

      Additionally, a federal alternative minimum tax may be imposed at a 20% rate on the Company's alternative minimum taxable income which is determined by making statutory adjustments to the Company's regular taxable income. For alternative minimum tax purposes, loss carryforwards may offset only 90% of the Company's alternative minimum taxable income. The net operating loss carryforwards for alternative minimum tax purposes are approximately $32,750 at June 30, 1995. In 1992, the Company was subject to the alternative minimum tax which resulted in an alternative minimum tax expense of $84. This amount will be allowed as a credit carryover against future regular income tax expense and is not subject to expiration.

25.   TRANSACTIONS WITH RELATED PARTIES

      PoweRent Limited is 50% owned by the Company and 50% by an officer of a wholly-owned subsidiary. Amounts receivable from or payable to related parties are noninterest bearing and are classified as current, as settlement is expected to occur within one year.

      A summary of activity with related parties is as follows:

      (1) The Company leases office space from Pennsport Partnership, a Pennsylvania partnership in which the former Chief Executive Officer and former Principal Stockholder (FCEO) of the Company has a 50% ownership interest. Rental expense for 1995, 1994 and 1993 was $242, $289, and $293, respectively. The Company also leases office space from Christiana River Holdings, Ltd., an entity owned by the FCEO of the Company. Rental expense was $150 for fiscal 1995 and 1994.

      (2) In 1993, the Company recognized $156 of revenue by selling equipment and related services to PoweRent. The cost of the equipment and related service was $130.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      (3) The Company also was charged commissions by O'Brien Power Systems, Inc. of $647 in 1994 in connection with equipment sales and services provided to third parties. In 1993, the Company recognized $346 of revenue by selling equipment and related services to O'Brien Power Systems, Inc., a company controlled by a relative of the FCEO of the Company. The cost of the equipment and related services was $322.

      (4) In September 1993, O.B. Power Plant Limited, a wholly-owned (U.K. subsidiary), ("Puma"), purchased its executive offices and its principal facility located in Ash, Canterbury, Kent, United Kingdom from III Enterprises Limited, an entity owned by the FCEO of the Company for approximately $800. The Company has estimated a fair value of these facilities indicating a value of approximately $1,100. However, predecessor cost of $498 has been used to record the assets purchased and the excess of the purchase price over III Enterprises Limited's historical net book value of these facilities has been reflected as an increase in the accumulated deficit. Prior to September 1993, Puma leased the facility from III Enterprises Limited with rental expense amounting to $66 and $156 in fiscal 1994 and 1993, respectively.

      (5) Subsequent to June 30, 1995, the Company obtained a working capital line of credit facility from NRG totaling $3,500 (see Note 32).

      In addition, the Company has had transactions with projects structured as partnerships in which the Company had or retains a general partnership interest (see Note 10).

26.   SEGMENT INFORMATION AND MAJOR CUSTOMERS

      The Company operates principally in two industry segments: the developing, owning and operating of biogas projects and the development and ownership of cogeneration and waste heat recovery projects (energy) and the selling and renting of power generation, cogeneration and standby/peak shaving equipment and services (equipment sales, rental and services). Information with respect to the segments of the business is as follows:

                                                                   1995          1994           1993
      Revenues:
          Energy                                                $   80,246    $   76,913   $    74,587
          Equipment sales, rental and services                      22,001        29,676        23,105
                                                                ----------    ----------   -----------

                                                                $  102,247    $  106,589   $    97,692
                                                                ==========    ==========   ===========
      Identifiable assets:
          Energy                                                $  159,642    $  180,329   $   224,352
          Equipment, sales, rental and services                     27,467        47,329        29,557
          Corporate assets                                           2,639        10,158         8,620
                                                                ----------    ----------   -----------

                                                                $  189,748    $  237,816   $   262,529
                                                                ==========    ==========   ===========

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Operating income (loss):
          Energy                                                $   19,642    $   10,280   $    14,468
          Equipment sales, rental and services                     (20,265)       (4,874)       (1,799)
          General corporate expenses                               (11,254)       (8,921)       (8,599)
                                                                ----------    ----------   -----------
                                                                $  (11,877)   $   (3,515)  $     4,070
                                                                ==========    ==========   ===========
      Depreciation and amortization expense:
          Energy                                                $    7,259    $    7,345   $     8,008
          Equipment sales, rental and services                       1,494         2,171         1,446
          Not allocable                                                250         1,486         1,096
                                                                ----------    ----------   -----------
                                                                $    9,003    $   11,002   $    10,550
                                                                ==========    ==========   ===========

      Revenue by segment consists of sales to unaffiliated customers; intersegment sales are not significant. For the purpose of this presentation, development and other fees are considered revenues of the energy segment.

      Identifiable assets by segment are those assets that are used in the operations of each segment. Corporate assets are those not used in the operations of a specific segment and consist primarily of cash, notes receivable from officers and deferred financing costs. Investments in limited partnerships are included in the identifiable assets of the energy segment.

      Selling, general and administrative expenses have been allocated to the individual segments on the basis of segment revenues and geographical location.

      Information with respect to the Company's geographical areas of business is as follows:

                                                      1995          1994           1993
      Revenues:
          United States                            $   89,332    $   93,090   $    83,797
          United Kingdom                               12,915        13,499        13,895
                                                   ----------    ----------   -----------
                                                   $  102,247    $  106,589   $    97,692
                                                   ==========    ==========   ===========
      Net income (loss):
          United States                            $  (40,905)   $  (14,570)  $   (13,350)
          United Kingdom                                  (14)       (1,931)         (361)
                                                   ----------    ----------   -----------
                                                   $  (40,919)   $  (16,501)  $   (13,711)
                                                   ==========    ==========   ===========
      Identifiable assets:
          United States                            $  179,793    $  230,343   $   252,863
          United Kingdom                                9,955         7,473         9,666
                                                   ----------    ----------   -----------
                                                   $  189,748    $  237,816   $   262,529
                                                   ==========    ==========   ===========

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)


      Revenues from one energy customer accounted for 65%, 53% and 65% of 1995, 1994 and 1993 revenues, respectively.

27.   OPERATING LEASES

      The Company leases equipment and primarily conducts its operations in leased facilities which expire on various dates through the year 2000. Under the terms of most of the lease agreements, the Company is required to pay taxes, insurance, maintenance and other operating costs of the facilities. The total minimum annual lease payments under non-cancelable operating lease agreements are as follows:

               YEAR ENDING JUNE 30,
                        1996                                $    927
                        1997                                     870
                        1998                                     733
                        1999                                     547
                        2000                                     350
                    Thereafter                                    60
                                                            --------
                                                            $  3,487
                                                            ========

      Total rental expense under various operating leases was approximately $1,300, $1,308 and $1,434 in 1995, 1994 and 1993, respectively.

28.   STATEMENTS OF CASH FLOWS

      Supplemental disclosure of cash flow information:

                                                                   1995          1994           1993
      Interest paid during the year, net of amounts
       capitalized                                              $   11,869    $   13,027   $    15,287

      Supplemental schedule of noncash investing and financing activities:

                                                                   1995          1994           1993
      Transfer of project development costs to property,
         plant and equipment                                    $     -       $      176   $       -
      Reduction of property, plant and equipment
         resulting from the settlement of litigation                  -            2,400         3,232
      Notes receivable in connection with the
         sale of projects                                           (3,121)        3,121         3,590

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Capital expenditures acquired by capital
         leases                                                 $    -        $    -       $     4,546
      Exchange of note receivable for note payable                   -             -               655

29.   LITIGATION

      Hawker Siddeley
      The Company was involved in litigation with Hawker Siddeley Power Engineering, Inc. ("Hawker"), the turnkey contractor for the Parlin (the "Parlin Action") and former Salinas projects (the "Salinas Action"). In the aggregate, Hawker's lawsuits, as amended, sought compensatory damages of $15,000 and $3,000 from the Parlin and former Salinas Projects, respectively. In May 1994, Parlin, O'Brien Cogeneration Inc. II, wholly-owned subsidiaries, and O'Brien Environmental Energy, Inc. entered into a settlement agreement with Hawker Siddeley, Power Engineering, Inc., the ("Hawker Settlement Agreement"), other than a $1,500 Promissory Note ("Note") issued by the Company to Hawker Siddeley, no money was exchanged and O'Brien (Parlin) Cogeneration, Inc. was not obligated to pay the $5,100 contract price withheld and all parties dismissed their claims related to the Parlin Action. Pursuant to the Hawker Settlement Agreement, the Salinas Action, prior to being dismissed, required that the first payment under the Note be paid by October 6, 1994.

      The note became subject to the bankruptcy proceedings on September 28, 1994 and paid with post petition interest on April 13, 1996 (see Note
      32).

      Newark Fire Deaths
      During September 1993 to November 1993, three actions were filed against Newark by survivors of three employees of the independent operator of the Newark Cogeneration facility who were killed as the result of a fire which occurred at the facility in December 1992. All three actions were settled and covered in full by the Company's insurance carrier.

      Other Proceedings
      On July 27, 1994, an alleged stockholder of the Company filed suit seeking money damages in an amount allegedly sustained by the stockholder. On September 15, 1994, two alleged debenture holders filed suit seeking money damages in an amount allegedly sustained by debenture holders who purchased debentures from September 28, 1992 through April 12, 1994. The complaints name as defendants O'Brien Environmental Energy, Inc. and certain of its officers and directors. The complaints allege that O'Brien Environmental Energy, Inc. and the other defendants violated the Securities Exchange Act of 1934 and disseminated or were responsible for the disseminating of a series of false and misleading statements concerning the Company's business, results of operations and future prospects. The Bankruptcy Court, by its confirmation order dated February 13, 1996, limited the rights of these claimants against

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      the reorganized Company to the extent of any recoveries available to the Company under the insurance policies providing any insurance coverage in respect to such claims.

      The reorganized Company is continuing its dispute of certain prepetition creditor claims as well as certain professional fees and administrative priority claims filed with the Bankruptcy Court. Although the Company cannot give definitive assurance regarding the ultimate resolution of the various claims described above, the Company does not presently believe the matters described above or the resolution thereof will have a material adverse impact on the Company's financial statements.

30.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following disclosures of the estimated fair value of financial instruments have been determined based on the Company's assessment of available market information and appropriate valuation methodologies.

                                                                               CARRYING           FAIR
      JUNE 30, 1995                                                             AMOUNT            VALUE
      Assets:
          Cash and cash equivalents(1)                                        $   4,083         $   4,083
          Restricted cash and cash equivalents(1)                                 3,563             3,563
          Accounts receivable(1)                                                 12,357            12,357
          Receivable from related parties(1)                                        684               684
          Notes receivable(1)                                                     1,931             1,931

      Liabilities:
          Accounts payable(1)                                                     9,546             9,546
          Short-term borrowings(1)                                                1,600             1,600
          Recourse long-term debt(1)                                             12,156            12,156
          Prepetition liabilities(2)                                             87,743            87,743

      Off-balance sheet financial instruments:
          Interest rate swap(3)                                                    -                4,701

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      (1) The carrying amount of these items are a reasonable estimate of their value as of June 30, 1995.

      (2) Prepetition liabilities are stated at the value of the amount expected to be approved by the court as allowed claims. Under the NRG plan of reorganization, primarily all allowed claims will be paid in full, along with post-petition interest.

      (3) The fair value of interest rate swap in the amount at which it could be settled based on an estimate obtained from the dealer.

      Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments. These estimates are subjective in nature, involve uncertainties and are matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

31.   SALE AND REPURCHASE OF PHILADELPHIA WATER DEPARTMENT PROJECT

      On November 12, 1993, the Company sold the capital stock of O'Brien (Philadelphia) Cogeneration, Inc. ("OPC") and Philadelphia BioGas Supply, Inc. ("Biogas"), wholly-owned subsidiaries, and issued 5.5 million warrants for Class A common stock to entities controlled by an unrelated private investor for $5,000 in cash. The warrants were exercisable at prices ranging from $4.00 to $6.00 per share and assigned a value of $1,300 which was reflected in additional paid-in capital. The primary assets of OPC and Biogas consist of a 20-year energy service agreement and a digester gas supply agreement with the Philadelphia Municipal Authority ("Authority").

      On August 5, 1994, the Company exercised its option to repurchase 83% of OPC and Biogas for $5,000. The Company continued to own and rent to OPC and Biogas the facilities and all related generation and associated equipment to the project during the period the project was owned by the unrelated private investor and accordingly recognized rental revenues of approximately $254 and $2,187 in fiscal 1995 and 1994, respectively.

      The repurchase agreement obligates OPC to distribute quarterly, 17% of its net earnings, as defined. These distributions totaled $209 in fiscal 1995 and are recorded in interest expense in the consolidated statement of operations. The 17% minority interest retained by the private investor is represented by 100 shares of OPC series A preferred stock, $.01 par value and redeemable by the Company at its option for a price, as defined, equal to 17% of the present value of the projected income stream of the project as set forth in the repurchase agreement. The private investor can also obligate the Company to repurchase all, but not less than all, of

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      the outstanding preferred stock at 60% of the Company's redemption price. The Company's redemption price at June 30, 1995 was approximately $2,084.

      None of the Company's Class A common stock warrants issued to the private investor on November 12, 1993 have been exercised. Under the terms of the NRG plan of reorganization, the warrants were terminated on the April 30, 1996 closing date.

32.   SUBSEQUENT EVENTS

      Emerging from bankruptcy
      The Company emerged from bankruptcy on April 30, 1996 under a court approved plan of reorganization submitted by NRG. NRG acquired an approximate 42% equity interest on the April 30, 1996 closing date. The Company was renamed to NRGG (see Note 1).

      NRG funded $107,418 on the closing date. NRGG received $99,918 of which $71,240 was advanced under the terms of the ("NRG-New Loans"); $21,178 was allocated as an equity contribution and $7,500 was designated as proceeds for the sale of 10 wholly-owned subsidiaries to NRG. In addition, NRG transferred $7,500 directly to the Company's stock transfer agent representing a cash distribution by NRG to the current common stockholders.

      New stock of NRGG
      On April 30, 1996, the outstanding Class A and Class B common shares of the Company were canceled and exchangeable for a new single issue of common stock of NRGG. NRGG authorized 50,000,000 shares, par value $.01. Additionally, the reorganized company authorized 50,000 shares of a new Series A preferred stock, par value $.01. The preferred stock is cumulative with a cash dividend per share at a rate per annum equal to the lesser of 14% or 400 basis points above the rate of interest being paid on the NRG loan to the Company. The total new common shares issued were 6,474,814 of which 2,710,357 (41.86%) are owned by NRG.
      Additionally, 49,574 shares of preferred stock were issued to Wexford in accordance with the plan of reorganization and subsequently redeemed, with dividends, paid on May 23, 1996 from proceeds of the new project financing loan.

      Prepetition liability funding
      Generally, all undisputed prepetition liabilities approved by the court as allowed claims were fully funded (or cured/reinstated) and paid with post-petition interest on the closing date. Certain proofs of claims, filed with the bankruptcy court, however, remain in dispute. An

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      escrow fund was established to fully reserve for these disputed claims. Any remaining funds resulting from the Court disallowing any of these disputed claims will be disbursed prorata to all allowed non-reinstated creditor claimholders as additional post-petition interest. An approximate allocation of the $99,918 funding to NRGG is as follows:

                     Prepetition liabilities                   $  76,129
                     Post-petition interest                        9,376
                     Administrative priority claims                9,368
                     Payment for subsidiary obligations            3,573
                     Other                                         1,472
                                                               ---------

                                                               $  99,918
                                                               =========

      Additionally, prepetition liabilities of approximately $4,957 consisting primarily of subordinated debentures owned by Wexford Management Corp. were satisfied by the issuance of preferred shares in the reorganized company. These shares were subsequently redeemed in May 1996 from the new project financing proceeds.

      Sale of subsidiaries to NRG
      Under the terms of the plan of reorganization, NRG purchased the stock of 10 wholly-owned subsidiaries from the Company for $7,500 on April 30, 1996. The companies sold (collectively "the subsidiaries") were O'Brien Biogas I (SKB), O'Brien Biogas Inc. VI, O'Brien Biogas (Mazzaro) Inc., O'Brien Biogas (Corona) Inc., O'Brien Biogas Inc. IV, O'Brien Biogas (Hackensack) Inc., O'Brien Biogas Inc. III (Atochem), O'Brien Biogas VII, O'Brien Cogen Inc. II (Artesia) and O'Brien Standby Power Energy, Inc.

      The subsidiaries sold include all of the Company's biogas projects (operating and those in development), the general partner holding a 3% equity interest in the Artesia Cogeneration partnership and a standby power project placed in service on December 31, 1995. Assets included on the June 30, 1995 consolidated balance sheet attributable to the subsidiaries total $10,458. The fiscal 1995 consolidated statement of operations include $1,315 in revenues and income (loss) from operations attributable to the subsidiaries of $(4,021) which includes an allocation of the equipment appraisal writedown of $2,839.

      Debtor-in-Possession financing
      On August 30, 1995, the Company and NRG with the approval of the Court, entered into a Chapter 11 financing agreement ("DIP financing") which provided for a $3,000 commitment with interest at 2% over prime. The loan commitment was increased on February 22, 1996 by an additional $500. The Company made periodic drawdowns totaling $3,450 through the April 30, 1996 closing date. The agreement required monthly interest-only payments. The principal balance was repaid to NRG from the project refinancing in May 1996.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Amendment to Newark and Parlin Power Purchase Agreements
      The Company renegotiated the Power Purchase Agreements ("PPAs") for the Parlin and Newark projects in early 1996. Effective May 1, 1996, Parlin began operating as an Electric Wholesale Generator ("EWG") for the remaining term of the original contract. Historically, both projects have operated as Qualifying Facilities ("QF's"). The primary commercial difference is that under the amended PPAs, the project's customer supplies and pays for the cost of fuel. Until May 1, 1996, Newark and Parlin have incurred the cost of fuel as well as the risk of fluctuating prices. Although energy revenues as well as cost of energy revenues are anticipated to decrease under the new contracts, it is believed that operating gross profit margins will remain similar to historical results. However, margin fluctuations attributable to periodic swings in fuel costs will be eliminated. Additionally, the Parlin project has changed from a full base load operation to a half base load/half dispatchable project and the operating requirements relating to QF status have been eliminated.

      New project financing
      On May 17, 1996, Newark and Parlin entered into a Credit Agreement ("the new agreement") with a new lender. The new agreement established provisions for a $155,000 15 year amortizing loan, a $77,500 interest rate swap agreement and a $5,000 debt service reserve line of credit facility. On July 11, 1996, the new agreement became a joint and several liability of both the Newark and Parlin projects.

      On May 23, 1996, Newark borrowed $60,000 in the form of a six-month term loan under the terms of the new agreement. Also effective May 23, 1996, NRG Energy, Inc. guaranteed payment of pre-existing liabilities of Newark and Parlin up to $5,000 which will be reduced as certain defined milestones are reached and will be eliminated no later than May 23, 2001. The proceeds were used, among other things, to repay the Newark nonrecourse project financing and the DIP financing, redeem the Wexford preferred stock, and to reduce the NRG-New Loans.

      On June 28, 1996, NRG advanced approximately $56,000 to payoff the Parlin nonrecourse financing which included a $3,100 cost to terminate the interest rate swap agreement. On July 11, 1996, an additional $95,000 was borrowed pursuant to the new agreement and combined with Newark's six month term loan which was converted into a $155,000 15 year amortizing term loan under the terms of the new agreement. Proceeds of this borrowing were used to repay $56,000 to NRG, obligations of NRGG as well as to fund certain required reserve accounts under the terms of the new agreement. Also effective July 11, 1996, NRGG guaranteed repayment of up to $25,000 of the term loan and that payment of all income and franchise taxes of Parlin and Newark would be paid when due. NRG is required to maintain an investment of not less than $29,000 in the Company during the term of the new agreement.

O'BRIEN ENVIRONMENTAL ENERGY, INC.
DEBTOR-IN-POSSESSION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995

(DOLLARS IN THOUSANDS)

      Collateral for the term loan includes a perfected first security interest on all assets of Newark and Parlin and a pledge of all capital stock of both Newark and Parlin.

      New NRG loans
      In accordance with the plan of reorganization, NRG and NRGG executed three loan agreements on April 30, 1966 ("the NRG - New Loans") with commitments of $45,000, $24,000 and $15,855 at annual interest rates of 9.5%, 9.5% and 9%, respectively. On April 30, 1996, the NRG funding included $71,240 drawn under these NRG - New Loans. There remains $13,615 available to the Company under one of the NRG - New Loans which obligates NRG to fund, if needed, a court established reserve to adequately cover the anticipated administrative, priority and tax claims that are contingent, unliquidated or unmatured or for allowed claim amounts which were undetermined on the April 30, 1996 closing date.

      O'Brien Schuylkill Note and Stock Option Agreement
      In March 1996, NRG and O'Brien (Schuylkill) Cogen ("OSC"), a wholly-owned subsidiary of the Company, entered into a $10,000 loan agreement ("the note") to provide a means of funding an OSC capital contribution obligation to the Grays Ferry Partnership (see Note 10). No amounts have yet been borrowed under the note.

      In connection with NRG's assistance with the Gray's Ferry project, its financing and the note, the Company granted NRG the right, approved by the bankruptcy court in March 1996, to convert a portion of borrowings under the note to common stock of NRGG. The option agreement provides that NRG can convert $3,000 of borrowings under the note for common stock of the reorganized Company which would equal, on a fully diluted basis, 5.76% of the shares of common stock of the Company as of the NRG Plan Effective Date, April 30, 1996.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)   Exhibits

               23.1 Consent of Price Waterhouse LLP.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NRG GENERATING (US.) INC.


                                      /s/ Leonard A. Bluhm
                                      By:  Leonard A. Bluhm
                                      President and Chief Executive Officer


Date:  September 25, 1996

                              INDEX TO EXHIBITS


                                                                Sequentially
Exhibit                                                         Numbered
Number                       Description                        Page
- ------                       -----------                        ------------


23.1                         Consent of Price Waterhouse LLP